Exhibit 99.1

Notice of Redemption dated November 24, 2009 relating to redemption of 8.75% Notes

[See Attached]

NOTICE OF REDEMPTION

TO THE HOLDERS OF
8.75% SENIOR NOTES DUE 2032
OF
UNITED STATES CELLULAR CORPORATION

CUSIP NUMBER 911684 20 7

NOTICE IS HEREBY GIVEN, pursuant to the Indenture dated as of June 1, 2002 between United States Cellular Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., f/k/a BNY Midwest Trust Company (the “Trustee”), and the Second Supplemental Indenture thereto dated as of October 31, 2002 (collectively the “Indenture”), as follows:

(1)        The Company’s 8.75% Senior Notes due 2032 (the “Notes”) are hereby called for redemption in whole.  The CUSIP number of the Notes is 911684 20 7.

(2)        The date fixed for redemption is December 24, 2009 (the “Redemption Date”).  Pursuant to the terms of the Indenture and the Notes, the Notes are redeemable at the option of the Company at any time on and after November 7, 2007.

(3)        Pursuant to the terms of the Indenture and the Notes, the Notes will be redeemed at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”).

(4)        Payment of the Redemption Price will be made, upon presentation and surrender of the Notes, at the office of the following Paying Agent of the Company:

The Bank of New York Mellon
111 Sanders Creek Parkway
East Syracuse, New York 13057
Attn:  Corporate Trust Operations

(5)        Interest accrued to the Redemption Date will be paid as specified in this notice, and from and after said date interest will cease to accrue.

(6)        All of the $130 million aggregate principal amount of outstanding Notes are to be redeemed.

(7)        Neither the Company nor the Trustee shall be responsible for the accuracy of the CUSIP number either as printed on the Notes or as set forth in this Notice of Redemption.  The CUSIP number set forth above is included solely for the convenience of the holders of the Notes.

(8)        Prior to or on the Redemption Date, the Company shall deposit with the Paying Agent money sufficient to pay the Redemption Price of all Notes to be redeemed.  The redemption of the Notes is subject to the receipt of the aggregate Redemption Price by the Paying Agent on or before the Redemption Date and this notice shall be of no effect unless such moneys are so received on or before such date.

(9)        Withholding of 28% of gross redemption proceeds of any payment made within the United States may be required unless the Paying Agent has the correct taxpayer identification number (social security or employer identification number) or certificate of exemption from back-up withholding from the payee.  If necessary, please furnish a properly completed Form W-9 or exemption certificate or equivalent when presenting your Notes.

(10)      Capitalized terms used but not otherwise defined herein are used as defined in the Indenture.

UNITED STATES CELLULAR CORPORATION

Dated:  November 24, 2009